        EXHIBIT 10.1
AMENDMENT NO. 13 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of January 15, 2009, is entered into by and among Superior Commerce LLC, a Delaware limited liability company (“SPE”), SCP Distributors LLC, a Delaware limited liability company, as initial Servicer (together with SPE, the “Seller Parties” and each, a “Seller Party”), JS Siloed Trust (the “Trust”), and JPMorgan Chase Bank, N.A. f/k/a Bank One, NA (Main Office Chicago), individually (together with the Trust, the “Purchasers”) and as agent for the Purchasers (in such capacity, the “Agent”), and pertains to that certain RECEIVABLES PURCHASE AGREEMENT dated as of March 27, 2003 by and among the parties hereto other than the Trust (as has been amended prior to the date hereof, the “RPA”).  Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the RPA.

PRELIMINARY STATEMENTS

SPE has requested that the Agent and the Purchasers amend certain provisions of the RPA; and

The Agent and the Purchasers are willing to amend the requested definition on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Amendments.

1.1           Section 9.1(f)(i) of the RPA is hereby amended and restated in its entirety to read as follows:

(i)           the three month rolling average Delinquency Ratio shall exceed 25% for the months of October through April or 7% at any other time;

1.2.           Section 9.1(f)(ii) of the RPA is hereby amended and restated in its entirety to read as follows:

(ii)           the three month rolling average Default Trigger Ratio shall exceed 6.0% for the months of October through April or 3.0% at any other time;

1.3.           Section 10.2 of the RPA is hereby amended and restated in its entirety to read as follows:

Section 10.2  Increased Cost and Reduced Return; Accounting Based Consolidation Event.

(a) If after the date hereof, any Affected Entity shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”):  (i) that subjects any Affected Entity to any charge or withholding on or with respect to any Funding Agreement or an Affected Entity's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Entity of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Affected Entity or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Entity, or credit extended by an Affected Entity pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Entity of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Entity's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Affected Entity, such amounts charged to such Affected Entity or such amounts to otherwise compensate such Affected Entity for such increased cost or such reduction.  For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Company or Seller with the assets and liabilities of the Agent, any Financial Institution or any other Affected Entity, such event shall constitute a circumstance on which such Affected Entity may base a claim for reimbursement under this Section.

(b) If after the date hereof, any Accounting Based Consolidation Event shall occur which is not the result of a Regulatory Change, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in  the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity, or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith; provided, however, that (i) in no event may any Affected Entity (or the Agent on its behalf) claim or receive reimbursement or compensation for amounts under this Section 10.2(b) that would result in its total compensation (inclusive of Yield and fees) exceeding the total compensation that would have been payable to such Affected Entity immediately prior to such Accounting Based Consolidation Event if it were a Financial Institution purchasing or committing to purchase Purchaser Interest pursuant to Article IV of this Agreement and (ii) amounts under this Section 10.2(b) must be demanded within ninety (90) days after the occurrence hereunder of any such fee, expense, cost or charge.  Subject to clause (ii) of the proviso in the preceding sentence, amounts under this Section 10.2(b) may be demanded at any time without regard to the timing of issuance of any financial statement by a Seller Party or by any Affected Entity.

(c) Payment of any sum pursuant to this Section 10.2 shall be made by the Seller to the Agent, for the benefit of the relevant Affected Entity, not later than ten (10) days after any such demand is made.  A certificate of any Affected Entity, signed by an authorized officer claiming compensation under this Section 10.2 and setting forth in reasonable detail the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall be presumptive evidence of the amount to be paid, absent manifest error.  Amounts under this Section 10.2 may be demanded at any time without regard to the timing of issuance of any financial statement by Trust or any Affected Entity.

1.4.           A new Section 14.15 is hereby added to the RPA which reads as follows:

Section 14.15.  Federal Reserve.  Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or the Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

1.5.           The following definitions in Exhibit I to the RPA are hereby amended and restated in their entirety to read, respectively, as follows:

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 3.50% above the Alternate Base Rate.

“Dilution Reserve Percentage” means, at any time, a percentage equal to:

[(2.5xED)] + (DS-ED)xDS/ED

where:

ED      = the twelve month rolling average Dilution Ratio.

            DS  = the highest three month rolling average Dilution Ratio, as applicable, during the immediately preceding twelve calendar month period.

“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters BBA Libor Rates Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters BBA Libor Rates Page 3750 is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase Bank, N.A. offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 3.50% per annum.  The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Loss Percentage” means, at any time, the greater of (i) two and one-half (2.5) times the product of (a) the Loss Ratio times (b) the Loss Horizon Ratio or (ii) 20%.

“Purchase Limit” means $75,000,000.

1.6.           Exhibit I to the RPA is hereby amended to insert the following new defined terms therein in their appropriate alphabetical order:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of Trust that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity.  An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of Trust shall occur.

“Affected Entity” means (i) any Funding Source, (ii) any agent, administrator or manager of Trust or Jupiter, or (iii) any bank holding company in respect of any of the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Tranche Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) less 2.50%, provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Base Rate” means, for any day, a rate per annum equal to the sum of (i) the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, plus (ii) 2.50% per annum.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

1.7           Each reference in Sections 4.1, 4.4 and 4.5 of the RPA, the defined terms “Discount Rate” and “Tranche Period” in Exhibit I to the RPA; and Exhibit II to the RPA to “Prime Rate” is hereby replaced with “Base Rate.”

1.8.           The table in Schedule A to the RPA is hereby amended and restated in its entirety to read as follows:

Financial Institution	Commitment[1]

JPMorgan Chase Bank, N.A.	$76,500,000

Section 2.                      Representations and Warranties.  In order to induce the Agent and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agent and the Purchasers that (a) after giving affect to this Amendment each of such Person’s representations and warranties contained in Article V of the RPA is true and correct as of the date hereof, (b) the execution and delivery by such Person of this Amendment, and the performance of its obligations hereunder, are within its corporate or limited liability company, as applicable, powers and authority and have been duly authorized by all necessary corporate or limited liability company, as applicable, action on its part, and (c) this Amendment has been duly executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

1 102% of Purchase Limit

Section 3.                      Conditions Precedent. This Amendment shall become effective as of the date first above written upon (a) receipt by the Agent of counterparts of this Amendment duly executed by each of the parties hereto and (b) receipt by the Agent of counterparts of a fourth amendment and restatement of the Fee Letter, duly executed by the parties thereto, and payment of the Amendment Fee (as defined therein).

Section 4.                      Miscellaneous.

4.1.           Except as expressly modified hereby, the RPA remains unaltered and in full force and effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

4.2.   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

SUPERIOR COMMERCE LLC

By:	/s/ Steven Cassanova
Name:	Steven Cassanova
Title:	Treasurer

Name:
Title:

SCP DISTRIBUTORS LLC

By:	/s/ Mark W. Joslin
Name:	Mark W. Joslin
Title:	Vice President and Treasurer

JS SILOED TRUST

By:  JPMorgan Chase Bank, N.A., as Administrative Trustee

By:	/s/ Trisha Lesch
Its:	Vice President

JPMORGAN CHASE BANK, N.A.,
    as a Financial Institution and as Agent

By:	/s/ Trisha Lesch
Its:	Vice President